Exhibit I

Other Parties

Party Name	Principal Office Address
Alpinvest Partners CSI 2006 Lion C.V.	c/o Alpinvest Beheer, Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands
Alpinvest Partners Later Stage II-A Lion C.V.	c/o Alpinvest Beheer, Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands
Apax NXP V I 1 L.P.	c/o Alpinvest Beheer, Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands
Apax Alpinvest VI A L.P.	c/o Alpinvest Beheer, Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands
Meridian Holding S.a.r.l.	Unknown
Apax NXP V A L.P.	Unknown
Apax NXP V B-2 L.P.	Unknown
Apax NXP US VII L.P.	Unknown
Bain Capital Lion Holdings L.P.	111 Huntington Avenue, Boston, MA 02199, U.S.A.
Bain Capital Fund IX L.P.	111 Huntington Avenue, Boston, MA 02199, U.S.A.
Bain Pumbaa LuxCo S.a.r.l.	Unknown
NXP Co-Investment Partners L.P.	Unknown
NXP Co-Investment Investor S.a.r.l.	Unknown
KKR NXP (Millenium) Limited	c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, NY 10019, USA
KKR NXP (2006) Limited	c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, NY 10019, USA
KKR NXP (European II) Limited	c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, NY 10019, USA
KKR Associates Europe II Limited Partnership	c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, NY 10019, USA
KKR NXP Investor S.a.r.l.	Unknown
SLTI II Cayman NXP, L.P.	c/o 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025, U.S.A.
SLP II Cayman NXP, Ltd.	c/o 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025, U.S.A.
SL II NXP S.a.r.l.	Unknown
Stichting Management Co-Investment NXP	Unknown